Exhibit (h)(47)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of September 18, 2026, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and THE GLENMEDE FUND, INC., a Maryland corporation (the “Company”).

WHEREAS, the Company is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

The Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Company currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Company establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Company and the Administrator at the time of the addition of such Fund.

2.	Delivery of Documents

The Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.       The Company’s Articles of Incorporation and By-laws (“Governing Documents”);

b.	The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Company

The Company represents and warrants to the Administrator that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation;
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b.	It has the requisite power and authority under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue unlimited shares of beneficial interest; and

i.	Where information provided by the Company or the Company’s Investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.
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5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Company Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Company on behalf of each applicable Fund and the Administrator.

The Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-PORT,

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Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions or the independent accountants for the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees, or Delegates (a defined below). The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated

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investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2027 and terminating on December 31, 2027, shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (“Losses”), incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

Subject to the exclusions and limitations of liability set forth in this agreement, including in this Section 8, the Administrator shall indemnify the Funds against any direct Losses incurred by the Funds, in each case to the extent such Losses result from the negligence or willful misconduct of the Administrator in the discharge of its duties under this Agreement.

The Administrator and the Fund will use reasonable efforts to mitigate any Losses in respect of which it claims indemnification under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by the Disclosing Party and all derivative information that is identifiable to the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and

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discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	Use of Data

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Administrator and/or its Affiliates may use any Confidential Information of the Customer (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Company and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends  in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Company, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Company acknowledged that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

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(d) Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Company by state or federal regulatory agencies, to produce the records of the Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

The Administrator acknowledges that it assumes full responsibility for complying with all laws, rules, and regulations that are applicable to the Administrator.

12.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending September 18, 2029 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the

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expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Company or any Fund, the Company or applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Company’s termination of this Agreement with respect to the Company or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Company or a Fund (or its respective successor), the Company or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Company or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Company’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Company or a Fund and distribution of the Company’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Company or such Fund is no longer viable (b) a merger of the Company or a Fund into, or the consolidation of the Company or a Fund with, another entity, or (c) the sale by the Company or a Fund of all, or substantially all, of the Company’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Company or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Company or any other Fund.

14.	Delegation

a.,	The Administrator shall have the right, without the consent or approval of the Company, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Company. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself.[1] Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

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b.,	The Administrator will provide the Company with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Company may reasonably request from time to time.

c.,	With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Company acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Company revokes its consent at any time or does not provided its consent as required hereunder, the Company acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

d.,	Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Company on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Company:

One Liberty Place

1650 Market Street, Suite 4000

Philadelphia, PA 19103

Attn: Elizabeth Eldridge

CC: Michael C. Addeo

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If to the Administrator:

State Street Bank and Trust Company

1776 Heritage Drive, Quincy, MA 02171

Attention: Doug Minasian

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Company without the written consent of the Administrator or (b) the Administrator without the written consent of the Company, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

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21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

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26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE GLENMEDE FUND, INC.

By:	/s/ Elizabeth Eldrigde
Name:	Elizabeth Eldrigde
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Knollbrook Disciplined International Equity ETF

Knollbrook Global Secured Options ETF

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	Form N-PORT and Form N-CEN Support Services as described in Schedule B4 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the The Glenmede Fund, Inc. (the “Company”) financial information regarding the Portfolio(s) that will be included in the Company’s quarterly, semi-annual and annual shareholder reports, and other quarterly reports and Board Materials (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of the production schedule, supporting audit workpapers and other schedules, and assist in resolution of accounting issues;

c.	Prepare for the review by designated officer(s) of the Company financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Company annual Company expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to Company expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, Company accountant, distributor and transfer agent, monitor actual expenses, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing and report testing results of the Company with respect to compliance with the Internal Revenue Code’s mandatory quarterly qualification requirements, the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement for the Company daily, including monthly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Company, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, monthly and as may be reasonably requested by Company management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the State Street Bank and Trust Company; and
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j.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.
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SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure, including; calculating investment company taxable income, net tax exempt income, net capital gains and spill back distribution requirements. Identify book-tax accounting differences and track required information relating to accounting differences;

b.	Prepare the Company’s annual federal, state, and local income tax returns, annual federal excise tax returns, and annual extension requests for review and execution by the The Glenmede Fund, Inc.’s (the “Company’s”) independent accountants as Paid Preparer and execution as Officer and filing by State Street, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare and mail annual Forms 1099-MISC to disinterested Company Board members based on information provided by State Street Treasury and approved by management; electronically file Forms 1099-MISC with the Internal Revenue Service.

d.	Prepare annual shareholder reporting information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary Layouts, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations and coordinate with transfer agent;

e.	Calculate and review annual minimum distribution calculations (income and capital gain) for both federal income and excise tax purposes prior to their declaration and coordinate review by management and/or auditors. Notify custodian and transfer agent of authorized dividend rates in accordance with Board approved policies and report dividends to Board as requested;

f.	Participate in discussions of potential tax issues with the Company and the Company’s audit firm;

g.	Prepare monthly and quarterly distributable income calculations from a tax basis; and

h.	Prepare annual FinCEN Form 114 (Report of Foreign Bank and Financial Accounts) and Form 114a (Record of Authorization to Electronically File FBARs) for review by the Company; State Street signs Form 114a as Officer and electronically file FinCEN Form 114 (Report of Foreign Bank and Financial Accounts) for the Company.

Tax services, as described in this Schedule B2, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

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EXHIBIT B

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated September 18, 2026 (the “Services Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and THE GLENMEDE FUND, INC. (“you” or the “Customer”), we may subcontract portions of our U.S. Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement (the “Information”) to the State Street affiliates and subcontractors listed on Schedule A (the “Authorized Persons”), for the purpose of providing the Tax Services set forth in the Services Agreement and for related administrative and regulatory compliance purposes (the “Authorized Purposes”). You further authorize each  Authorized Person to disclose the Information to any other Authorized Person, to State Street and to State Street Bank and Trust Company, in connection with the Authorized Purposes.

Your consent will be valid as long as the Services Agreement remains in effect, or for such longer periods as required in order for State Street to assist you with future tax-related needs or to comply with legal, regulatory, and professional standards. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

THE GLENMEDE FUND, INC.

By:	/s/ Elizabeth Eldridge
Name (printed):	Elizabeth Eldridge
Title:	President
Date:	September 21, 2026
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Schedule a

•	State Street Corporate Services Mumbai Private Limited
•	KPMG LLP
•	KPMG Global Services Private Limited (KGS)
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SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions and other materials as mutually agreed for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings, attend the The Glenmede Fund, Inc.’s (the “Company’s”) shareholder meetings and prepare minutes of such meetings, and assemble, check and distribute Board materials in advance of Board meetings;

b.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-Q, and Form N-SAR (as applicable), Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Company and any supplements to the Prospectus and SAI for the Company. Coordinate with outside printers the EDGAR conversion and printing as applicable;

c.	Prepare draft and coordinate for filing with the SEC and printing of proxy statements and provide consultation on proxy solicitation matters. Perform judge of election duties;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Company’s Articles of Incorporation and By-laws;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

g.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations and monitor that the level of fidelity bond coverage is maintained in accordance with regulatory requirements.
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Schedule B3

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”), Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.	The Services

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from The Glenmede Fund, Inc. (the “Company”) (including from any third parties with whom the Company will need to coordinate in order to produce such data, documentation, and information), State Street Bank and Trust Company (the “Bank”) will use required data, documentation, assumptions, information and assistance from the Company, the Bank’s internal systems and, in the case of Company not administered by the Bank or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) data sets consistent with the categories of information in the Company-provided data templates and the Company’s reporting profile and Onboarding Checklist (as defined below), and maintain records of such data sets; (ii) a monthly draft Form N-PORT standard template for review and approval by the Company; and (iii) annual updates of Form N-CEN for review and approval by the Company.

•	The Company acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Company of each such draft Form N-PORT template and N-CEN update, and at the direction of the Company and on behalf of each Portfolio, the Bank will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Company as set forth in the attached Annex 1, which shall be executed by the Bank and the Company. The Form N-CEN Services will be provided to each Portfolio as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

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(b)	Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Bank will use such Required Data from the Company, the Bank’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP as of the Company’s first and third fiscal quarter-ends.

•	Following review and final approval by the Company of each such draft Portfolio of Investments, and at the direction of the Company and on behalf of each Portfolio, the Bank will attach each Portfolio of Investments to the first and third fiscal quarter-end N- PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services:

•	The Bank will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Company:

•	As applicable, the Bank will provide each Portfolio with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Bank and the Company) and, as applicable, aggregated monthly for purposes of inclusion in the Bank’s standard N- PORT filing template. Services also will include the Bank’s standard liquidity Company profile report and online access to the Bank’s dynamic risk reporting tools via my.statestreet.com which enable Company to analyze and generate risk reporting.

•	The Liquidity Risk Measurement Services will be provided to each Portfolio of the Company as set forth in the attached Annex 1, which shall be executed by the Bank and the Company. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

II.	Company Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to each Portfolio by the Bank is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Company or its affiliates or any Portfolio, pooled vehicle, security or other investment or

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portfolio regarding which the Company or its affiliates provide services or is otherwise associated (“Company Entities”) that is generated or aggregated by the Bank or its affiliates in connection with services performed on the Company’s behalf or otherwise prepared by the Bank (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Bank’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Company shall be as provided in such respective other agreements between the Bank or its affiliates and the Company relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Company Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Bank’s or its affiliates’ obligations to the Company under the Other Company Agreements.

In connection with the provision of the Services by the Bank, the Company acknowledges and agrees that it will be responsible for providing the Bank with any information requested by the Bank, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Bank, in formats compatible with Bank-provided data templates including, without limitation, Required Data and the information and assumptions required by the Bank in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Bank, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Bank for such purposes from time to time, for all Portfolios receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Company), including, without limitation, arranging for the provision of data from the Company, its affiliates, third party Banks, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Bank (or any of its affiliates) in its capacity as Bank to one or more Portfolios, the Bank and the Company will agree on the scope of the information to be extracted from the Bank’s or any of its affiliate’s systems for purposes of the Bank’s provision of the Services, subject to the discretion of the Bank, and the Bank is hereby expressly authorized to use any such information as necessary in connection with providing the Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Company data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Bank to provide the Services.

The following are examples of certain types of information that each Portfolio is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Company hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to

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change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Company (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Company acknowledges that it has provided to the Bank all material assumptions used by the Company or that are expected to be used by the Company in connection with the completion of Form N-PORT and Form N- and the provision of the Services, and that it has approved all material assumptions used by the Bank in the provision of the Services prior to the first use of the Services. The Company will also be responsible for promptly notifying the Bank of any changes in any such material assumptions previously notified to the Bank by the Company or otherwise previously approved by the Company in connection with the Bank’s provision of the Services. The Company acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Bank in performing the Services; and

•	Assumptions specific to the Company.

The Company hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Company (and/or the Bank on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Company acknowledges and agrees on the following matters:

(A) The Company has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Company has determined that the Services are suitable for its purposes. None of the Bank or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Bank, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

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(B) The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Bank is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Bank is not providing any customization, guidance, or recommendations. Where the Company uses Services to comply with any law, regulation, agreement, or other Company obligation, the Bank makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Bank has no obligation of compliance with respect thereto.

(C) The Company may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Bank in connection with the Services and provided by the Bank to the Company (“Materials”) (a) for the internal business purpose of the Company relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Company may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Company (each a “Permitted Person”); provided, however, (i) the Company may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Company has separate license rights with respect to the use of such Third Party Data, or (iii) the Company may not use the Services or Materials in any way to compete or enable any third party to compete with the Bank. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Company, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Company or any Permitted Persons (collectively, including the Company, “Company Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Company has separate license rights with respect to the use of such Third Party Data). Without limitation, Company Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in

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the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Company shall limit the access and use of the Services and the Materials by any Company Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Company shall be responsible and liable for all acts and omissions of any Company Parties.

(E) The Services, the Materials and all confidential information of the Bank (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Bank. The Company has no rights or interests with respect to all or any part of the Services, the Materials or the Bank’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Company automatically and irrevocably assigns to the Bank any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Bank’s confidential information, including, for the avoidance of doubt and without limitation, any Company Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Bank (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Company.

(F) The Bank may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX I

THE GLENMEDE PORTFOLIOS

Further to the Agreement dated as of [---] [---], 2026, between The Glenmede Fund, Inc. (the “Company”) and State Street Bank and Trust Company (the “Bank”), the Company and the Bank mutually agree to update this Annex 1 by adding/removing Portfolios as applicable:

Liquidity Risk Measurement Services	PORTFOLIOS	TYPE OF COMPANY	FREQUENCY
THE GLENMEDE FUND, INC.
	Knollbrook Disciplined International Equity ETF Knollbrook Global Secured Options ETF	Equity ETF	Monthly

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type	Company Type
THE GLENMEDE FUND, INC.	Standard N- PORT and N- CEN Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments
Knollbrook Disciplined International Equity ETF Knollbrook Global Secured Options ETF Fixed Income		Equity ETF

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Form N-CEN Services

THE GLENMEDE FUND, INC.

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

THE GLENMEDE FUND, INC.		STATE STREET BANK AND TRUST COMPANY
By:	/s/ Elizabeth Eldridge	By:	/s/ Andrea E. Sharp